Monday, April 3rd, 2006

Mr. Richard T. Schumacher, President
Pressure Biosciences, Inc.
321 Manley Street
West Bridgewater, MA 02379

Dear Ric:

Thank you for your purchase order. Here are the order details, as requested:

Item ordered	NEP 3229 - Complete, Our order number 11125-001
Quantity	6 Evaluation units to be configured with designated reclaimed components 19 Sale units to be configured will all-new components 25 units total (see attached Delivery And Configuration Schedule)
Price per unit	Actual BOM cost times 1.25 plus $500 per unit assembly labor. This price does not include the cost of tooling, component reclamation or delivery
Initial release quantity and Delivery period	This order is considered fixed and firm. All units will be released and produced as per an agreed upon Delivery And Configuration Schedule
Deposit	A $200,000 deposit is requested upon issuance of P.O. This deposit will be applied on a pro-rata basis of $8,000.00 per unit as are they are shipped
Cancellation	Pressure Biosciences, Inc. will be responsible for all costs associated with cancellation of all or part of this order
Invoicing and Delivery	All finished units will be invoiced upon completion of final testing and documentation. Each finished unit shall be shipped as directed by PBIO or to a consignment inventory at SSL
Initial lead time	6 units - (using reclaimed components) – 8 to 10 weeks 19 units – (all new components) – 14 to 16 weeks These lead times are estimated, based on availability of materials. All lead-times will be updated upon confirmation of all component and material orders
Production	All units produced according to SSL's Quality System and ISO9001 procedures. Product will be under ECO control and all changes will require written approval from PBIO
Production Rate	Two units per week, as per the Delivery And Configuration Schedule
Inventory / Order fulfillment program	All finished goods designated to consigned inventory at Source Scientific can be stored for up to 1 year from production. Source will ship to distributors and end users at the direction of PBIO
Configuration	Configuration of each unit shall be indicated in the Delivery And Configuration Schedule (attached)
Warranty (from date of delivery to customer)	All electronics and workmanship – 1 year All new mechanical and hydraulic components – 90 days Recovered components will not be warranted
Customer supplied components	All customer-supplied components will be credited to each individual unit as they are used. These customer-supplied components include

new parts currently held as consigned inventory at Source Scientific, reclaimed components from certain designated finished units currently located at Source and reclaimed components from certain finished units in the field. The credit amount will be equal to the current cost of purchasing these parts as new. All units employing customer-supplied components will be documented as to exactly which components have been used and their origin. These reclaimed components will be inspected prior to installation but will not be warranted

The balance of the required components will be purchased as new from existing vendors

Version

No planned revisions. We will make the same basic model as before. All minor changes developed during the recent build will be incorporated but no other changes are planned except for the 50Hz motor modification. We will employ all lessons learned about vendors, components, assembly and testing to insure the most reliable systems to date.

Tooling

There will be a top cover tooling charge of $5,000. This will buy you a soft tool that is good for about 25 pieces. (We hope to squeeze a few extra for spares)

Recovered Parts

As directed, we will recover parts from the various prototypes and existing NEP 2017 models. These parts must be removed and re-qualified by us prior to installing into a new NEP 3229. Any excess time required to recover and process these parts may be billed on an hourly basis. We recommend that the NEP 2017's in the field be returned to us before the parts are removed. We can arrange for the unusable NEP 2017 parts to be disposed of. We can also arrange for shipping containers, if necessary. These recovered parts will not be covered by any warranty from Source Scientific. Once built, each new 3229 will be documented to include a list of recovered components and the original source of that component

Warranty

Units built from all-new components will carry a 1-year warranty on electronics and a 90-day warranty on all electromechanical and hydraulic components. This is a depot level warranty and does not cover the cost of travel or field repairs

Spares

We strongly recommend that you purchase additional spare parts with this order. We have included recommendations for the quantity of spares

Sincerely,

Richard W. Henson